Exhibit 6.6

JET TOKEN INC.

2021 STOCK PLAN

ADOPTED ON AUGUST 20, 2021

SECTION 9. ADJUSTMENT OF SHARES		9
(a)	General	9
(b)	Corporate Transactions	9
(c)	Dissolution or Liquidation	10
(d)	Reservation of Rights	10

SECTION 10. MISCELLANEOUS PROVISIONS		11
(a)	Securities Law Requirements	11
(b)	No Retention Rights	11
(c)	Treatment as Compensation	11
(d)	Governing Law	11
(e)	Conditions and Restrictions on Shares	11
(f)	Tax Matters	11

SECTION 11. DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL		12
(a)	Term of the Plan	12
(b)	Right to Amend or Terminate the Plan	12
(c)	Effect of Amendment or Termination	12
(d)	Stockholder Approval	12

SECTION 12. DEFINITIONS		12
(a)	“Award”	12
(b)	“Award Agreement”	12
(c)	“Board of Directors”	13
(d)	“Code”	13
(e)	“Committee”	13
(f)	“Company”	13
(g)	“Consultant”	13
(h)	“Date of Grant”	13
(i)	Disability”	13
(j) “	Employee”	13
(k)	“Exchange Act”	13
(l)	“Exercise Price”	13
(m)	“Fair Market Value”	13
(n)	“Grantee”	13
(o)	“ISO”	13
(p)	“NSO”	13
(q)	“Option”	13
(r)	“Optionee”	13
(s)	“Outside Director”	13
(t)	“Parent”	13
(u)	“Participant”	13
(v)	“Plan”	14
(w)	“Purchase Price”	14
(x)	“Purchaser”	14
(y)	“Restricted Stock Unit”	14
(z)	“Restricted Stock Unit Agreement”	14
(aa)	“Securities Act”	14
(bb)	“Service”	14
(cc)	“Share”	14
(dd)	“Stock Grant Agreement”	14
(ee)	“Stock Option Agreement”	14
(ff)	“Stock Purchase Agreement”	14
(gg)	“Subsidiary”	14

JET TOKEN INC. 2021 STOCK PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE

The purpose of this Plan is to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards. The Plan provides for the direct award or sale of Shares, the grant of Options to purchase Shares and the grant of Restricted Stock Units to acquire Shares. Options granted under the Plan may be ISOs intended to qualify under Code Section 422 or NSOs which are not intended to so qualify. Capitalized terms are defined in Section 12.

SECTION 2. ADMINISTRATION

(a)       Committees of the Board of Directors

The Plan may be administered by one or more Committees. Each Committee shall consist, as required by applicable law, of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan or an Award Agreement shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.

(b)       Authority of the Board of Directors

Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to the terms and conditions of awards granted to Participants outside the United States, the Board of Directors may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those Plan terms requiring stockholder approval pursuant to Section 11(d) below. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Participants and all persons deriving their rights from a Participant.

SECTION 3. ELIGIBILITY

(a)       General Rule

Employees, Outside Directors and Consultants shall be eligible for the grant of Awards under the Plan. However, only Employees shall be eligible for the grant of ISOs.

(b)       Ten Percent Stockholders

A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the Date of Grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the Date of Grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 4. STOCK SUBJECT TO PLAN

(a)       Basic Limitation

Not more than 5,000,000 Shares may be issued under the Plan, subject to Subsection (b) below and Section 9(a). All of these Shares may be issued upon the exercise of ISOs. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

(b)       Additional Shares

In the event that Shares previously issued under the Plan are forfeited to or repurchased by the Company due to failure to vest, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that Shares that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Price, Exercise Price or withholding taxes, such Shares shall remain available for issuance under the Plan. In the event that an outstanding Option, Restricted Stock Unit or other right for any reason expires or is canceled, the Shares allocable to the unexercised or unsettled portion of such Option, Restricted Stock Unit or other right shall remain available for issuance under the Plan. To the extent an Award is settled in cash, the cash settlement shall not reduce the number of Shares remaining available for issuance under the Plan. Notwithstanding the foregoing, in the case of ISOs, this Subsection (b) shall be subject to any limitations imposed under Section 422 of the Code and the treasury regulations thereunder.

In the event that Shares of Non-voting Common Stock subject to outstanding options or other securities under the Company’s 2018 Stock Option and Grant Plan (the “2018 Plan”) expire or become unexercisable in accordance with their terms, such Shares shall be automatically transferred to the 2021 Plan and added to the number of Shares then available for issuance under the Plan.

SECTION 5. TERMS AND CONDITIONS OF AWARDS OR SALES

(a)       Stock Grant or Purchase Agreement

Each award of Shares under the Plan shall be evidenced by a Stock Grant Agreement between the Grantee and the Company. Each sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company.

Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Grant Agreement or Stock Purchase Agreement. The provisions of the various Stock Grant Agreements and Stock Purchase Agreements entered into under the Plan need not be identical.

(b)       Duration of Offers and Nontransferability of Rights

Any right to purchase Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the Purchaser by the Company. Such right is not transferable and may be exercised only by the Purchaser to whom such right was granted.

(c)       Purchase Price

The Board of Directors shall determine the Purchase Price of Shares to be offered under the Plan at its sole discretion. The Purchase Price shall be payable in a form described in Section 8.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS

(a)       Stock Option Agreement

Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)       Number of Shares

Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(c)       Exercise Price

(i)                General. Each Stock Option Agreement shall specify the Exercise Price, which shall be payable in a form described in Section 8. Subject to the remaining provisions of this Subsection (c), the Exercise Price shall be determined by the Board of Directors in its sole discretion.

(ii)                ISOs. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and a higher percentage may be required by Section 3(b). This Subsection (c)(ii) shall not apply to an ISO granted pursuant to an assumption of, or substitution for, another incentive stock option in a manner that complies with Code Section 424(a).

(iii)               NSOs. Except as specifically set forth in this Subsection (c)(iii), the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. This Subsection (c)(iii) shall not apply to an NSO granted to a person who is not a U.S. taxpayer on the Date of Grant or to an NSO that is intended either to be exempt from Code Section 409A as a “short-term deferral” or to comply with the requirements of Code Section 409A. In addition, this Subsection (c)(iii) shall not apply to an NSO granted pursuant to an assumption of, or substitution for, another stock option in a manner that complies with Code Section 409A.Vesting and Exercisability

Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and exercisable. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Stock Option Agreement to the Company or otherwise agrees to be bound by the terms of the Stock Option Agreement. The Board of Directors shall determine the vesting and exercisability provisions of the Stock Option Agreement at its sole discretion.

(e)       Basic Term

The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the Date of Grant, and in the case of an ISO, a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

(f)       Termination of Service (Except by Death)

If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following dates:

(i)                The expiration date determined pursuant to Subsection (e) above;

(ii)               The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such earlier or later date as the Board of Directors may determine (but in no event earlier than 30 days after the termination of the Optionee’s Service); or

(iii)              The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after termination of the Optionee’s Service unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.

(g)       Leaves of Absence

For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence approved by the Company in writing.

(h)       Death of Optionee

If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i)            The expiration date determined pursuant to Subsection (e) above; or

(ii)                The date 12 months after the Optionee’s death, or such earlier or later date as the Board of Directors may determine (but in no event earlier than six months after the Optionee’s death).

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death) . In no event will an Option, or the Shares underlying an Option, become vested and/or exercisable after the Optionee’s death unless the Board of Directors takes affirmative action or unless expressly provided in a written agreement between the Company and the Optionee.

(i)       Restrictions on Transfer of Options

An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the Board of Directors so provides, in a Stock Option Agreement or otherwise, an NSO may be transferable to the extent permitted by Rule 701 under the Securities Act. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

(j)       No Rights as a Stockholder

An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person submits a notice of exercise, pays the Exercise Price and satisfies all applicable withholding taxes pursuant to the terms of such Option.

(k)       Modification, Extension and Assumption of Options

Within the limitations of the Plan, the Board of Directors may modify, reprice, extend or assume outstanding Options or may accept the cancellation of outstanding options (whether granted by the Company or another issuer) in return for the grant of new Options or a different type of award for the same or a different number of Shares and at the same or a different Exercise Price (if applicable). The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option; provided, however, that a modification of an Option that is otherwise favorable to the Optionee (for example, providing the Optionee with additional time to exercise the Option after termination of employment or providing for additional forms of payment) but causes the Option to lose its tax-favored status (for example, as an ISO) shall not require the consent of the Optionee.

(l)       Company’s Right to Cancel Certain Options

Any other provision of the Plan or a Stock Option Agreement notwithstanding, the Company shall have the right at any time to cancel an Option that was not granted in compliance with Rule 701 under the Securities Act. Prior to canceling such Option, the Company shall give the Optionee not less than 30 days’ notice in writing. If the Company elects to cancel such Option, it shall deliver to the Optionee consideration with an aggregate value equal to the excess of (i) the Fair Market Value of the Shares subject to such Option as of the time of the cancellation over (ii) the Exercise Price of such Option. The consideration may be delivered in the form of cash or cash equivalents, in the form of Shares, or a combination of both. If the consideration would be a negative amount, such Option may be cancelled without the delivery of any consideration.

SECTION 7. TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

(a)       Restricted Stock Unit Agreement

Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Restricted Stock Unit Agreement. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

(b)       Payment for Restricted Stock Units

No cash consideration shall be required of the recipient in connection with the grant of Restricted Stock Units.

(c)       Vesting Conditions

Each Restricted Stock Unit Agreement shall specify the vesting requirements applicable to the Restricted Stock Units subject thereto, which the Board of Directors shall determine in its sole discretion.

(d)       Forfeiture

Unless a Restricted Stock Unit Agreement provides otherwise, upon termination of the recipient’s Service and upon such other times specified in the Restricted Stock Unit Agreement, any unvested Restricted Stock Units shall be forfeited to the Company.

(e)       Voting and Dividend Rights

The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit granted under the Plan may, at the discretion of the Board of Directors, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

(f)       Form and Time of Settlement of Restricted Stock Units

Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Board of Directors. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original award, based on predetermined performance factors. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until Restricted Stock Units are settled, the number of Shares represented by such Restricted Stock Units shall be subject to adjustment pursuant to Section 9.

(g)       Death of Recipient

Any Restricted Stock Units that become distributable after the Participant’s death shall be distributed to the Participant’s estate or to any person who has acquired such Restricted Stock Units directly from the recipient by beneficiary designation, bequest or inheritance.

(h)       Creditors’ Rights

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

(i)       Modification, Extension and Assumption of Restricted Stock Units

Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding restricted stock units (whether granted by the Company or a different issuer). The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, impair the Participant’s rights or increase the Participant’s obligations under such Restricted Stock Unit.

(j)       Restrictions on Transfer of Restricted Stock Units

A Restricted Stock Unit shall be transferable by the Participant only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. In addition, if the Board of Directors so provides, in a Restricted Stock Unit Agreement or otherwise, a Restricted Stock Unit shall also be transferable to the extent permitted by Rule 701 under the Securities Act.

SECTION 8. PAYMENT FOR SHARES

(a)       General Rule

The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 8. In addition, the Board of Directors in its sole discretion may also permit payment through any of the methods described in (b) through (g) below.

(b)       Services Rendered

Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.

(c)       Promissory Note

All or a portion of the Purchase Price or Exercise Price (as the case may be) of Shares issued under the Plan may be paid with a promissory note. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors in its sole discretion shall specify the term, interest rate, recourse, amortization requirements (if any) and other provisions of such note.

(d)       Surrender of Stock

All or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.

(e)       Cashless Exercise

All or part of the Exercise Price and any withholding taxes may be paid pursuant to a cashless exercise arrangement (whether through a securities broker or otherwise) established by the Company whereby Shares subject to an Option are sold and all or part of the sale proceeds are delivered to the Company.

(f)       Net Exercise

An Option may permit exercise through a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value (determined by the Board of Directors as of the exercise date) that does not exceed the aggregate Exercise Price or the sum of the aggregate Exercise Price and any withholding taxes (with the Company accepting from the Optionee payment of cash or cash equivalents to satisfy any remaining balance of the aggregate Exercise Price and, if applicable, any additional withholding taxes not satisfied through such reduction in Shares); provided that to the extent Shares subject to an Option are withheld in this manner, the number of Shares subject to the Option following the net exercise will be reduced by the sum of the number of Shares withheld and the number of Shares delivered to the Optionee as a result of the exercise.

(g)       Other Forms of Payment

To the extent that an Award Agreement so provides, the Purchase Price or Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the Delaware General Corporation Law, as amended.

SECTION 9. ADJUSTMENT OF SHARES

(a)       General

In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a reclassification, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company, proportionate adjustments shall automatically be made, as applicable, in each of (i) the number and kind of Shares available under Section 4, (ii) the number and kind of Shares covered by each outstanding Option, Award of Restricted Stock Units and any outstanding and unexercised right to purchase Shares that has not yet expired pursuant to Section 5(b), (iii) the Exercise Price under each outstanding Option and the Purchase Price applicable to any unexercised stock purchase right described in clause (ii) above, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of the items listed in clauses (i) through (iv) above; provided, however, that the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code to the extent the Company is relying on the exemption afforded thereunder with respect to an Award. No fractional Shares shall be issued under the Plan as a result of an adjustment under this Section 9(a), although the Board of Directors in its sole discretion may make a cash payment in lieu of fractional Shares.

(b)       Corporate Transactions

In the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, all Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Board of Directors in its capacity as administrator of the Plan, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or all portions of an Award) in an identical manner. The treatment specified in the transaction agreement or as determined by the Board of Directors may include (without limitation) one or more of the following with respect to each outstanding Award:

(i)                  The Company, the surviving corporation or a parent thereof may continue or assume the Award or substitute a comparable award for the Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Shares in the transaction). For avoidance of doubt, a comparable award need not be the same type of award as the Award for which it is substituted, and, in the case of an Option, need not have the same tax-status (e.g., an NSO may be substituted for an ISO).

(ii)                 The cancellation of the Award and a payment to the Participant with respect to each Share subject to the portion of the Award that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Board of Directors in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of the transaction, over (if applicable) (B) the per-Share Exercise Price of the Award (such excess, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent having a value equal to the Spread. In addition, any escrow, indemnification, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Stock. Receipt of the payment described in this Subsection (b)(ii) may be conditioned upon the Participant acknowledging such escrow, indemnification, holdback, earn-out or other provisions on a form prescribed by the Company. If the Spread applicable to an Award is zero or a negative number, then the Award may be cancelled without making a payment to the Participant.

(iii)                Even if the Spread applicable to an Option is a positive number, the Option may be cancelled without the payment of any consideration; provided that the Optionee shall be notified of such treatment and given an opportunity to exercise the Option (to the extent the Option is vested or becomes vested as of the effective date of the transaction) during a period of not less than five (5) business days preceding the effective date of the transaction, unless (A) a shorter period is required to permit a timely closing of the transaction and (B) such shorter period still offers the Optionee a reasonable opportunity to exercise the Option.

(iv)               In the case of an Option: (A) suspension of the Optionee’s right to exercise the Option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to facilitate the closing of the transaction and/or (B) termination of any right the Optionee has to exercise the Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), such that following the closing of the transaction the Option may only be exercised to the extent it is vested.

For the avoidance of doubt, the Board of Directors has discretion to accelerate, in whole or part, the vesting and exercisability of an Award in connection with a corporate transaction covered by this Section 9(b).

(c)           Dissolution or Liquidation

To the extent not previously exercised or settled, Options, Restricted Stock Units and other rights to purchase Shares shall terminate immediately prior to the liquidation or dissolution of the Company.

(d)          Reservation of Rights

Except as provided in Section 7(e) or this Section 9, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10. MISCELLANEOUS PROVISIONS

(a)           Securities Law Requirements

Shares shall not be issued under the Plan unless, in the opinion of counsel acceptable to the Board of Directors, the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be liable for a failure to issue Shares as a result of such requirements. Without limiting the foregoing, the Company may suspend the exercise of some or all outstanding Options for a period of up to 60 days in order to facilitate compliance with Securities Act Rule 701(e).

(b)           No Retention Rights

Nothing in the Plan or in any right or Award granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c)           Treatment as Compensation

Any compensation that an individual earns or is deemed to earn under this Plan shall not be considered a part of his or her compensation for purposes of calculating contributions, accruals or benefits under any other plan or program that is maintained or funded by the Company, a Parent or a Subsidiary.

(d)           Governing Law

The Plan and all awards, sales and grants under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions), as such laws are applied to contracts entered into and performed in such State.

(e)          Conditions and Restrictions on Shares

Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Board of Directors may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In addition, Shares issued under the Plan shall be subject to conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage, which (for avoidance of doubt) need not be set forth in the applicable Award Agreement.

(f)            Tax Matters

(i)                  As a condition to the award, grant, issuance, vesting, purchase, exercise, settlement or transfer of any Award, or Shares issued pursuant to any Award, granted under this Plan, the Participant shall make such arrangements as the Board of Directors may require or permit for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such event.

(ii)                 Unless otherwise expressly set forth in an Award Agreement, it is intended that Awards shall be exempt from Code Section 409A, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent. To the extent an Award is not exempt from Code Section 409A (any such award, a “409A Award”), any ambiguity in the terms of such Award and the Plan shall be interpreted in a manner that to the maximum extent permissible supports the Award’s compliance with the requirements of that statute. Notwithstanding anything to the contrary permitted under the Plan, in no event shall a modification of an Award not already subject to Code Section 409A, or any subsequent action taken with respect to such Award, be given effect if such modification or action would cause the Award to become subject to Code Section 409A unless the parties explicitly acknowledge and consent to the modification or action as one having that effect. A 409A Award shall be subject to such additional rules and requirements as specified by the Board of Directors from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Section 409A(a)(1). In addition, if a transaction subject to Section 9(b) constitutes a payment event with respect to any 409A Award, then the transaction with respect to such award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(iii)                Neither the Company nor any member of the Board of Directors shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

SECTION 11. DURATION AND AMENDMENTS; STOCKHOLDER APPROVAL

(a)            Term of the Plan

The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to approval of the Company’s stockholders under Subsection (d) below. The Plan shall terminate automatically 10 years after the later of (i) the date when the Board of Directors adopted the Plan or (ii) the date when the Board of Directors approved the most recent increase in the number of Shares reserved under Section 4 that was also approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b)           Right to Amend or Terminate the Plan

Subject to Subsection (d) below, the Board of Directors may amend, suspend or terminate the Plan at any time and for any reason.

(c)            Effect of Amendment or Termination

No Shares shall be issued or sold and no Award granted under the Plan after the termination thereof, except upon exercise or settlement of an Award granted under the Plan prior to such termination. Except as expressly provided in Section 6(k) above, the termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Award previously granted under the Plan.

(d)           Stockholder Approval

To the extent required by applicable law, the Plan will be subject to approval of the Company’s stockholders within 12 months of its adoption date. An amendment of the Plan will be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

SECTION 12. DEFINITIONS

(a)            “Award” means any award granted under the Plan, including as an Option, an award of Restricted Stock Units or the grant or sale of Shares pursuant to Section 5 of the Plan.

(b)            “Award Agreement” means a Restricted Stock Unit Agreement, Stock Grant Agreement, Stock Option Agreement or Stock Purchase Agreement or such other agreement evidencing an Award under the Plan.

(c)            “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(d)            “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Committee” means a committee of the Board of Directors, as described in Section 2(a).

(f)            “Company” means Jet Token Inc., a Delaware corporation.

(g)           “Consultant” means a person, excluding Employees and Outside Directors, who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a) (1) of Form S-8 under the Securities Act.

(h)           “Date of Grant” means the date of grant specified in the Award Agreement, which date shall be the later of (i) the date on which the Board of Directors resolved to grant the Award or (ii) the first day of the Participant’s Service.

(i)             Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(j)             “Employee” means any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(k)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)             “Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

(m)           “Fair Market Value” means the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(n)           “Grantee” means a person to whom the Board of Directors has awarded Shares under the Plan.

(o)           “ISO” means an Option that qualifies as an incentive stock option as described in Code Section 422(b). Notwithstanding its designation as an ISO, an Option that does not qualify as an ISO under applicable law shall be treated for all purposes as an NSO.

(p)           “NSO” means an Option that does not qualify as an incentive stock option as described in Code Section 422(b) or 423(b).

(q)            “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

(r)            “Optionee” means a person who holds an Option.

(s)            “Outside Director” means a member of the Board of Directors who is not an Employee.

(t)            “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(u)           “Participant” means the holder of an outstanding Award.

(v)           “Plan” means this Jet Token Inc. 2021 Stock Plan.

(w)           “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

(x)            “Purchaser” means a person to whom the Board of Directors has offered the right to purchase Shares under the Plan (other than upon exercise of an Option).

(y)           “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(z)            “Restricted Stock Unit Agreement” means the agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

(aa)         “Securities Act” means the Securities Act of 1933, as amended.

(bb)         “Service” means service as an Employee, Outside Director or Consultant. In case of any dispute as to whether and when Service has terminated, the Board of Directors shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

(cc)          “Share” means one share of Stock, as adjusted in accordance with Section 9 (if applicable). “Stock” means the Common Stock of the Company.

(dd)         “Stock Grant Agreement” means the agreement between the Company and a Grantee who is awarded Shares under the Plan that contains the terms, conditions and restrictions pertaining to the award of such Shares.

(ee)          “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(ff)           “Stock Purchase Agreement” means the agreement between the Company and a Purchaser who purchases Shares under the Plan that contains the terms, conditions and restrictions pertaining to the purchase of such Shares.

(gg)         “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

EXHIBIT A

SCHEDULE OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

Date of
Date of Board	Stockholder	Number of	Cumulative Number
Approval	Approval	Shares Added	of Shares
Not Applicable

EXHIBIT B

FORM OF RESTRICTED STOCK AWARD AGREEMENT

JET TOKEN INC.

RESTRICTED STOCK AWARD GRANT NOTICE

(2021 STOCK PLAN)

Jet Token Inc. (the “Company”), pursuant to its 2021 Stock Plan (the “Plan”), hereby awards to Participant, in consideration for Participant’s past or future services actually or to be rendered to the Company, the number of shares (the “Shares”) of the Company’s Non- voting Common Stock, par value $0.0000001 per share, set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Award Grant Notice (the “Grant Notice”) and the attached Restricted Stock Award Terms and Conditions (together with the Grant Notice, the “Award Agreement”), and the Plan, all of which are attached to this Grant Notice and incorporated into this Grant Notice in their entirety. Capitalized terms not explicitly defined in the Award Agreement but defined in the Plan will have the meanings provided in the Plan. If the Company uses an electronic capitalization table system (such as Carta or Captable.io) and the fields below are blank or the information is otherwise provided in a different format electronically, the blank fields and other information (such as exercise schedule and type of grant) shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Award:

Consideration:	Participant’s service as outside director to Company

Vesting Schedule:

Additional Terms/Acknowledgements: Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions of the Plan and this Award Agreement (including all attachments and exhibits) and has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award. By accepting this Award, Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions arising under the Plan or this Award.

Participant further consents to receive any documents related to the Plan by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

Participant further acknowledges that as of the Date of Grant, this Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject, with the exception of (i) options, restricted stock awards or other compensatory stock awards previously granted and delivered to Participant, and (ii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

Participant further acknowledges that this Award Agreement has been prepared on behalf of the Company by Fox Rothschild LLP, counsel to the Company and that Fox Rothschild LLP does not represent, and is not acting on behalf of, Participant in any capacity. Participant has been provided with an opportunity to consult with Participant’s own counsel with respect to this Award Agreement.

This Award may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Jet Token Inc.	Participant:

By:
Signature		Signature

Title:	Date:

Date:

Attachments:

Attachment I: Restricted Stock Award Terms and Conditions

Exhibit A: Assignment Separate from Certificate

Exhibit B : Joint Escrow Instructions

Attachment II: 2021 Stock Plan

Attachment III: Section 83(b) Election

ATTACHMENT I

RESTRICTED STOCK AWARD TERMS AND CONDITIONS

JET TOKEN INC.

(2021 STOCK PLAN)

RESTRICTED STOCK AWARD TERMS AND CONDITIONS

Jet Token Inc. (the “Company”) has awarded you the number of shares (the “Shares”) of the Company’s Non -voting Common Stock, par value $0.0000001 per share (the “Non-voting Common Stock”), indicated in the Grant Notice (the “Award”) pursuant to its 2021 Stock Plan (the “Plan”). The Grant Notice and these Restricted Stock Award Terms and Conditions are collectively referred to as the “Award Agreement”. Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the same meanings given to them in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.             Escrow of Shares. As security for your faithful performance of the terms of this Award Agreement and to ensure the availability for delivery of the Unvested Shares upon exercise of the Reacquisition Right, you agree that the Shares will be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to this Agreement as Exhibit B. You agree to execute and deliver to the individual designated as the escrow agent in the Joint Escrow Instructions or person’s designee (the “Escrow Agent”), (i) the Joint Escrow Instructions and (ii) two Assignment Separate From Certificate forms duly endorsed (with date and number of shares blank) substantially in the form attached to this Agreement as Exhibit A and deliver the same, along with the certificate or certificates evidencing the Unvested Shares, which will be held and used by the Escrow Agent pursuant to the terms of the Joint Escrow Instructions.

2.             Vesting. Subject to the limitations contained herein, the Shares will vest pursuant to the Vesting Schedule in the Grant Notice, provided that vesting will cease upon the termination of your Service. “Vested Shares” will mean Shares that have vested in accordance with the Vesting Schedule, and “Unvested Shares” will mean Shares that have not vested in accordance with the Vesting Schedule.

3.             Number of Shares; Adjustments. The number of Shares subject to your Award may be adjusted from time to time for the adjustment events described in Section 9(a) of the Plan. In the event of any such adjustment events, new, substituted or additional securities or other property to which you are entitled by reason of your ownership of the Unvested Shares will be immediately subject to the same vesting requirements and vesting schedule that is applicable to the Shares with respect to which such additional Shares relate, as well as all transfer restrictions contained in this Award Agreement, including the Reacquisition Right, the Right of First Refusal and the Lock-Up Period (each as defined below). No fractional shares or rights for fractional shares will be created pursuant to this Section. Any fraction of a share will be rounded down to the nearest whole share.

4.             Securities Law Compliance. The Shares are not registered under the Securities Act. At this time, the Company has determined that the issuance of the Shares under this Award is exempt from the registration requirements of the Securities Act. If the Company determines at any time that an exemption from the registration requirements of the Securities Act was not available or that the issuance of the Shares otherwise would not comply with any other applicable laws and regulations, then the Company will not be obligated to issue the Shares or may rescind the award to you.

5.             Transfer Restrictions. In addition to any other limitation on transfer created by the Company’s bylaws and applicable securities laws, you may not Transfer all or any part of the Unvested Shares or any interest in the Unvested Shares while such shares are subject to the Reacquisition Right (as defined below) or continue to be held by the Escrow Agent (as defined below) or by the Company’s transfer agent in restricted book entry form. In the case of Vested Shares, you may not Transfer the Vested Shares or any interest in the Vested Shares except in compliance with this Award Agreement, including without limitation the Right of First Refusal (as defined below), the Company’s bylaws and applicable securities laws. As used in this Award Agreement, the term “Transfer” means any sale, encumbrance, pledge, gift or other form of disposition or transfer of shares of Non-voting Common Stock or any legal or equitable interest therein; provided, however, that the term Transfer does not include a transfer of such shares or interests by will or intestacy to your Immediate Family. In such case, the transferee or other recipient will receive and hold the Shares so transferred subject to the provisions of this Award Agreement, and there will be no further transfer of such shares except in accordance with the terms of this Award Agreement. The term “Immediate Family” will mean your spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of you or your spouse, or the spouse of any child, adopted child, grandchild or adopted grandchild of you or your spouse.

6.	Unvested Share Reacquisition Right.

(a)             Reacquisition Right. In the event your Service terminates, the Company will automatically reacquire (the “Reacquisition Right”) on the date that is 90 days after the termination of your Service (the “Reacquisition Date”) all Unvested Shares as of the date of your termination of Service without any payment to you (that is, for zero dollars ($0)) and without any required action or notice to you. You hereby agree to take whatever action the Company deems necessary to effectuate the Company’s reacquisition of the Unvested Shares. Following such reacquisition, the Company will become the legal and beneficial owner of the Unvested Shares being reacquired and all rights and interests in and related to such shares, and the Company will have the right to transfer to its own name the Unvested Shares being reacquired by the Company without further action by you. Notwithstanding anything to the contrary in this Section or in this Award Agreement, the Company may elect to waive, in its sole discretion, its Reacquisition Right in whole or in part by providing written notice to you (with a copy to the Escrow Agent, as defined below), at any time prior to or on the Reacquisition Date, and the Escrow Agent may then release to you the number of Shares not being reacquired by the Company.

(b)              Corporate Transactions. To the extent the Reacquisition Right remains in effect following a corporate transaction described in Section 9(b) of the Plan, unless otherwise provided by the Board of Directors pursuant to the terms of the Plan, it will apply to the new capital stock, cash or other property received in exchange for the Unvested Shares in consummation of such corporate transaction, as applicable, but only to the extent the Unvested Shares were at the time covered by such right.

(c)              Termination of Reacquisition Right. The Company’s Reacquisition Right will terminate upon the earlier of (i) the Company’s reacquisition in full of the Unvested Shares (or waiver of the Reacquisition Right) and (ii) the expiration of the Company’s Reacquisition Right.

7.	Right of First Refusal.

(a)             Right of First Refusal. In the event that you propose to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the right of first refusal (the “Right of First Refusal”) with respect to all (and not less than all) of such Shares. If you desire to transfer Shares acquired under this Agreement, you shall give a written transfer notice to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal, State or foreign securities laws (the “Transfer Notice”). The Transfer Notice shall be signed both by you and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company. “Transferee” shall mean any person to whom you have directly or indirectly transferred any Share acquired under this Agreement.

(b)             Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, you may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions no less favorable to you than those described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal, state and foreign securities laws and not in violation of any other contractual restrictions to which you are bound. Any proposed transfer on terms and conditions less favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c)             Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company, a sale of all or substantially all of the Company’s stock or assets, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Shares subject to this Section 7 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Shares subject to this Section 7.

(d)             Termination of Right of First Refusal. Any other provision of this Section 7 notwithstanding, in the event that the Non-voting Common Stock is readily tradable on an established securities market when you desire to transfer Shares, the Company shall have no Right of First Refusal, and you shall have no obligation to comply with the procedures prescribed by subsections (a) and (b) above.

(e)             Permitted Transfers. This Section 7 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of your Immediate Family or to a trust or other entity established by you solely for your benefit and/or one or more members of your Immediate Family, provided in either case that you agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If you transfer any Shares acquired under this Agreement, either under this subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as this Agreement applies to you. “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(f)              Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 7, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not any certificate(s) therefor have been delivered as required by this Agreement.

(g)             Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall be entitled to and assume all of the Company’s rights and obligations under this Section 7.

8.            Lock-Up Period. By accepting your Award, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Non-voting Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with applicable FINRA rules (the “Lock-Up Period”); provided, however, that nothing contained in this Section will prevent the exercise of a reacquisition or repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect to the foregoing covenant. You also agree that any transferee of any other shares of Non-voting Common Stock (or other securities) of the Company held by you will be bound by this Section. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Non-voting Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section and will have the right, power and authority to enforce the provisions of this Section as though they were a party to this Award Agreement. You further agree that the obligations contained in this Section 8 shall also, if so determined by the Company’s Board of Directors, apply in the Company’s initial listing of its Non-voting Common Stock on a national securities exchange by means of a registration statement on Form S-1 under the Securities Act (or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission) filed by the Company with the Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale (a “Direct Listing”) (and, for avoidance of doubt, the Lock-Up Period shall be deemed to include the period following the Direct Listing during which the restrictions under this Section 8 apply) provided that all holders of at least 5% of the Company’s outstanding Non-voting Common Stock (after giving effect to the conversion into Non-voting Common Stock of any outstanding Preferred Stock of the Company) are subject to substantially similar obligations with respect to such Direct Listing.

9.	Rights as Stockholder.

(a)             General. Subject to the provisions of this Award Agreement, you will exercise all rights and privileges of a stockholder of the Company with respect to the Shares, including for purposes of exercising any voting rights relating to any Unvested Shares.

(b)             Dividends. You will be deemed to be the holder of the Unvested Shares for purposes of receiving any dividends that may be paid with respect to such Shares; provided, however, that any dividends or other distributions paid with respect to the Unvested Shares shall be subject to all of the terms and conditions applicable under this Award Agreement to the same extent as the Unvested Shares. For clarity, cash dividends made prior to the vesting of any Unvested Shares will be withheld and paid to you (without interest) only if, when and to the extent, such Shares become Vested Shares.

10.              Waiver of Information Rights. You hereby acknowledge and agree that, except for such information as required to be delivered to you by the Company pursuant to any other agreement by and between you and the Company, you shall have no right to receive any information from the Company by virtue of your purchase of the Shares, ownership of the Shares, or as a result of you being a holder of record of stock of the Company. Without limiting the foregoing, to the fullest extent permitted by law, you hereby waive your inspection rights under Section 220 of the Delaware General Corporation Law and all such similar information and/or inspection rights that may be provided under the law of any jurisdiction, or any federal, state or foreign regulation, that are, or may become, applicable to the Company, the Company’s capital stock or the Shares (the “Inspection Rights”). You hereby covenant and agree never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights.

11.         Restrictive Legends. All certificates representing the Non-voting Common Stock issued under your Award will be endorsed with appropriate legends determined by the Company in substantially the following forms (in addition to any other legend that may be required by other agreements between you and the Company):

(a)             “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REACQUISITION RIGHT AND OTHER RESTRICTIONS AND CONDITIONS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH RIGHT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)             “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)             “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF REFUSAL GRANTED TO THE COMPANY AND/OR ITS ASSIGNEE(S) AND ACCORDINGLY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF THE BYLAWS OF THE COMPANY AND/OR A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES.”

(d)             “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE COMPANY.”

(e)	Any legend required by appropriate blue-sky officials.

12.	Drag Along Right.

(a)             Required Actions. If the Board of Directors and the holders of a majority (by voting power) of the then-outstanding shares of capital stock held by the stockholders of the Company (voting together as a single class and, with respect to the preferred stock of the Company, on an as-converted basis) (the “Selling Holders”, and together with the Board of Directors, the “Requisite Parties”) approve a Sale of the Company, then you hereby agree with respect to all Shares which you own or over which you otherwise exercise voting or dispositive authority:

(i)  if such Sale of the Company requires stockholder approval under the Company’s amended and restated certificate of incorporation as in effect from time to time (the “Certificate”), the Bylaws of the Company or any law, rule or regulation applicable to the Company, to vote (in person, by proxy or by action by written consent, as applicable) such Shares in favor of such Sale of the Company (it being understood that, within 5 days after the delivery of a proxy or consent solicitation statement (or similar document requesting the consent or approval of stockholders) in respect of any Sale of the Company, the stockholder shall duly execute and deliver a proxy or consent, as the case may be, in favor of such Sale of the Company);

(ii)  if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by you as is being sold by the Selling Holders to the person to whom the Selling Holders propose to sell their Shares;

(iii)  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv)  if the consideration for such Shares pursuant to the Sale of the Company includes any securities, accept in lieu thereof an amount of cash equal to the fair value (as determined in good faith by the Company) of such securities to the extent reasonably necessary (as determined in good faith by the Company) to comply with applicable federal and state securities laws;

(v)  if the Selling Holders appoint a stockholder representative (the “Stockholder Representative ”) for matters affecting the stockholders of the Company under the applicable definitive transaction agreements, to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the stockholders;

(vi)  to agree to make representations and warranties and to agree to indemnity and other liability obligations in connection with the Sale of the Company on terms and conditions that, taken as a whole, are no less favorable to you than to other holders of Non-voting Common Stock of the Company; and

(vii)  to execute and deliver all related documentation and take such other action in support of the Sale of the Company, as reasonably requested by the Company, including a written consent, release and/or joinder, and to not take any action inconsistent with the Sale of the Company.

(b)             Exceptions. Notwithstanding the foregoing, you will not be required to comply with subsection (a) above in connection with any Sale of the Company unless (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and (ii) each holder of Non-voting Common Stock will receive the same amount of consideration per share of Non-voting Common Stock as is received by other holders in respect of their shares of Non-voting Common Stock, subject, in each case, to any “rollover” or similar arrangements provided in the definitive documents relating to such Sale of the Company. If the consideration to be paid in exchange for the Shares pursuant to such Sale of the Company includes any securities and due receipt thereof by you would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to you of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to you in lieu thereof, against surrender of the Shares which would have otherwise been sold by you, an amount in cash equal to the fair value (as determined in good faith by the Company’s Board of Directors or the Requisite Parties, as applicable) of the securities which you would otherwise receive as of the date of the issuance of such securities in exchange for the Shares. “Sale of the Company” shall mean: (i) a transaction or series of related transactions in which a   person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), (ii) a sale of all or substantially all of the assets of the Company, or (iii) any other transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate.

13.          Investment Representations. In connection with your acquisition of the Non-voting Common Stock under your Award, you represent to the Company the following:

(a)             You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. You are acquiring the Shares for investment for your own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b)             You understand that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of your investment intent as expressed in this Award Agreement.

(c)             You further acknowledge and understand that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available. You further acknowledge and understand that the Company is under no obligation to register the Non-voting Common Stock. You understand that the certificate evidencing the Non-voting Common Stock will be imprinted with a legend that prohibits the transfer of the Non-voting Common Stock unless the Non-voting Common Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d)             You are familiar with the provisions of Rule 701 and Rule 144 promulgated under the Securities Act (“Rule 144”), as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the securities exempt under Rule 701 may be sold by you 90 days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 and by the agreement(s) relating to the Lock-Up Period.

(e)             In the event that the sale of the Shares does not qualify under Rule 701 at the time of issuance, then the Shares may be resold by you in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company; and (ii) the resale occurring following the required holding period under Rule 144 after you have purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(f)              You further understand that at the time you wish to sell the Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public current information requirements of Rule 144 or 701, and that, in such event, you would be precluded from selling the Shares under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.

14.	Withholding Obligations.

(a)             At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which may arise in connection with your Award (the “Withholding Taxes”). If applicable, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any amounts otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) withholding Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares withheld may not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)             Unless the tax withholding obligations of the Company and any Affiliate are satisfied, the Company will have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for in this Award Agreement.

15.           Tax Consequences. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award. You will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Award. You understand that Section 83 of the Code taxes as ordinary income to you the fair market value of the Shares issued to you pursuant to the Award as of the date any restrictions on such shares lapse (that is, as of the date on which part or all of such shares vest). In this context, “restriction” includes the right of the Company to reacquire the Shares pursuant to the Reacquisition Right set forth above. You understand that you may elect to be taxed at the time the Shares are issued to you pursuant to your Award, rather than when and as the Reacquisition Right expires, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days after the date you acquire Shares pursuant to your Award. Even if the fair market value of the Non-voting Common Stock at the time of grant of your Award equals the amount paid for the Shares (if anything), the 83(b) Election must be made to avoid income under Section 83(a) in the future. You understand that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for you. You acknowledge that the foregoing is only a summary of the effect of U.S. federal income taxation with respect to issuance of the Shares pursuant to your Award, and does not purport to be complete. You further acknowledge that the Company has directed you to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which you may reside, and the tax consequences of your death. You assume all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Shares. YOU ACKNOWLEDGE THAT IT IS YOUR OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY 83(b) ELECTION. THE COMPANY AND ITS LEGAL COUNSEL CANNOT ASSUME RESPONSIBILITY FOR FAILURE TO FILE THE 83(b) ELECTION IN A TIMELY MANNER UNDER ANY CIRCUMSTANCES.

16.          Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.          Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

18.          Notices. Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to the Company at its primary executive offices, attention: Stock Plan Administrator, and addressed to you at your address as on file with the Company at the time notice is given.

19.          Imposition of Other Requirements. As a condition to the grant of your Award or to the Company’s the issuance of any Shares under this Award, the Company may require you to execute further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award. In addition, you may be required to execute certain customary agreements entered into with the holders of capital stock of the Company, including without limitation a right of first refusal and co-sale agreement, stockholders agreement and a voting agreement.

EXHIBIT A TO

RESTRICTED STOCK AWARD TERMS AND CONDITIONS

ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received and pursuant to that certain Restricted Stock Award Grant Notice dated ___________(the “Award”), [Participant’s Name] hereby sells, assigns and transfers unto Jet Token Inc., a Delaware corporation (the “Company”) shares of the Non-voting Common Stock, par value $0.0000001 per share (the “Non-voting Common Stock”), of the Company, standing in the undersigned’s name on the books of the Company represented by Certificate No(s). _______and does hereby irrevocably constitute and appoint the Company’s Secretary as attorney-in-fact to transfer the said Non-voting Common Stock on the books of the Company with full power of substitution in the premises. This Assignment Separate From Certificate may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of Non-voting Common Stock of the Company issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Company’s Reacquisition Right under the Award.

Dated:	(Signature)

(Print Name)

Instructions: Please do not fill in any blanks other than the “Signature” line and the “Print Name” line.

EXHIBIT B TO

RESTRICTED STOCK AWARD TERMS AND CONDITIONS

JOINT ESCROW INSTRUCTIONS

Secretary

Jet Token Inc.

_________________

_________________

_________________

Dear Sir or Madam:

As Escrow Agent for both Jet Token Inc., a Delaware corporation (the “Company”), and the undersigned recipient (“Recipient”) of Non- voting Common Stock, par value $0.0000001 per share (the “Non-voting Common Stock”), of the Company, you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Restricted Stock Award Grant Notice (including all attachments and exhibits) dated _________ (the “Award”), to which a copy of these Joint Escrow Instructions is attached as Exhibit B to the Restricted Stock Award Terms and Conditions (the “Agreement”, in accordance with the following instructions:

1.                   In the event Recipient ceases to render services to the Company or an affiliate of the Company during the vesting period set forth in the Grant Notice, the Company or its affiliate or assignee, as applicable, will give to Recipient and you a written notice specifying the number of shares of Non-voting Common Stock that will be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2.                   At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares of Non-voting Common Stock being transferred, and (c) to deliver the same, together with the certificate evidencing the shares of Non-voting Common Stock to be transferred, to the Company.

3.                   Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Non-voting Common Stock to be held by you hereunder and any additions and substitutions to said shares of Non-voting Common Stock as specified in the Grant Notice and the Agreement. Recipient does hereby irrevocably constitute and appoint you as Recipient’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

4.                   This escrow will terminate and the shares of Non-voting Common Stock held hereunder will be released in full upon the full vesting of the shares of Non-voting Common Stock in accordance with the vesting schedule set forth in the Grant Notice or upon the earlier return of the shares of Non-voting Common Stock to the Company pursuant to the Company’s Reacquisition Right (as defined in the Agreement) or other forfeiture condition under the Company’s 2021 Stock Plan.

5.                   If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Recipient, you will deliver all of same to Recipient and will be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that the property subject to this escrow is the subject of a pledge or other security agreement, you will deliver all such property to the pledge holder or other person designated by the Company.

6.                   Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.                   You will be obligated only for the performance of such duties as are specifically set forth herein and may rely and will be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You will not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys will be conclusive evidence of such good faith.

8.                   You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you will not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.                   You will not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Grant Notice, the Agreement or any documents or papers deposited or called for hereunder.

10.                You will not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11.                Your responsibilities as Escrow Agent hereunder will terminate if you cease to be Secretary of the Company or if you resign by written notice to the Company. In the event of any such termination, the Secretary of the Company will automatically become the successor Escrow Agent unless the Company appoints another successor Escrow Agent and Recipient hereby confirms the appointment of such successor as Recipient’s attorney-in-fact and agent to the full extent of your appointment.

12.                If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto will join in furnishing such instruments.

13.                It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute has been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you will be under no duty whatsoever to institute or defend any such proceedings.

14.                Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by 10 days’ advance written notice to each of the other parties hereto:

Company	Jet Token Inc.

Recipient:

Escrow Agent:	Jet Token Inc.

Attn: Corporate Security

15.              By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Grant Notice or the Agreement.

16.              You are entitled to employ such legal counsel, including without limitation Fox Rothschild LLP, and other experts as you may deem necessary to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company will be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

17.                This instrument will be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Grant Notice, the Agreement and these Joint Escrow Instructions in whole or in part.

[Remainder of page intentionally left blank]

18. These Joint Escrow Instructions will be governed by and interpreted and determined in accordance with the laws of the State of Delaware without regard to that state’s conflicts of laws rules. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in the county in which the Company has its principal offices for any lawsuit arising from or related to this Agreement.

Very truly yours,

Jet Token Inc.

By

Title

Recipient

(Signature)

(Print Name)

Escrow Agent:

(Signature)

(Print Name)

ATTACHMENT II

2021 STOCK PLAN

ATTACHMENT III

SECTION 83(B) ELECTION